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________________, 2003

Smith Barney Large Capitalization Growth Fund,
  a series of Smith Barney Investment Trust
125 Broad Street
New York, New York  10004

Smith Barney Peachtree Growth Fund,
  a series of Smith Barney Investment Funds Inc.
125 Broad Street
New York, New York  10004

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to (a) Smith Barney Investment Trust, a Massachusetts business trust (the "Acquiring Trust"), on behalf of Smith Barney Large Capitalization Growth Fund (the "Acquiring Fund"), a separate series of the Acquiring Trust, (b) Smith Barney Investment Funds Inc., a Maryland corporation (the "Acquired Corporation"), on behalf of Smith Barney Peachtree Growth Fund (the "Acquired Fund"), a separate series of the Acquired Corporation, and (c) the holders (the "Acquired Fund Shareholders") of voting shares of common stock of the Acquired Fund (the "Acquired Fund Shares") when the Acquired Fund Shareholders receive voting shares of beneficial interest in the Acquiring Fund ("Acquiring Fund Shares") in exchange for their Acquired Fund Shares pursuant to the acquisition by the Acquiring Fund of all of the assets of the Acquired Fund in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund (the "Reorganization"), all pursuant to that certain Agreement and Plan of Reorganization dated _____________, 2003 (the "Reorganization Agreement"), between the Acquiring Trust, on behalf of the Acquiring Fund, and the Acquired Corporation, on behalf of the Acquired Fund. All terms used herein and which are not specifically defined shall have the same meanings as when used in the Reorganization Agreement.

We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we have assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

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Smith Barney Large Capitalization Growth Fund,
Smith Barney Peachtree Growth Fund,
________________, 2003
Page 2


We have made inquiry as to the underlying facts which we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Acquiring Fund and the Acquired Fund set forth in the Registration Statement on Form N-14 (the "Registration Statement") filed by the Acquiring Trust with the Securities and Exchange Commission and representations made in letters from the Acquiring Trust and the Acquired Corporation addressed to us for our use in rendering this opinion (the "Tax Representation Letters"). We have no reason to believe that these representations and facts are not valid, but we have not attempted to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate. Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Registration Statement.

The conclusions expressed herein are based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.

Based upon the foregoing, we are of the opinion that for United States federal income tax purposes:

     (a) the transfer to the Acquiring Fund of all of the assets of the Acquired Fund in exchange solely for Shares and the assumption by the Acquiring Fund of all of the stated liabilities of the Acquired Fund, followed by the distribution of such Shares to Acquired Fund shareholders in exchange for their shares of the Acquired Fund in complete liquidation of the Acquired Fund, will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Code, and the Acquiring Fund and the Acquired Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

     (b) except for gain or loss regularly attributable to the termination of the Acquired Fund's taxable year, no gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Fund's assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of liabilities of the Acquired Fund or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to the Acquired Fund's shareholders in exchange for their shares of the Acquired Fund;

     (c) except for assets which may be revalued as a consequence of a termination of the Acquired Fund's taxable year, the basis of the assets of the Acquired Fund in the hands of the Acquiring Fund will be the same as the basis of such assets of the Acquired Fund immediately prior to the transfer;

     (d) except for assets which may be revalued as a consequence of a termination of the Acquired Fund's taxable year, the holding period of the assets of the Acquired Fund in

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Smith Barney Large Capitalization Growth Fund,
Smith Barney Peachtree Growth Fund,
________________, 2003
page 3


          the hands of the Acquiring Fund will include the period during which such assets were held by the Acquired Fund;

     (e) no gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund in exchange for Shares and the assumption by the Acquiring Fund of all of the stated liabilities of the Acquired Fund;

     (f) no gain or loss will be recognized by the shareholders of the Acquired Fund upon the receipt of Shares solely in exchange for their shares of the Acquired Fund as part of the transaction;

     (g) the basis of Shares received by the shareholders of the Acquired Fund will be the same as the basis of the shares of the Acquired Fund exchanged therefor; and

     (h) the holding period of Shares received by the shareholders of the Acquired Fund will include the holding period during which the shares of the Acquired Fund exchanged therefor were held, provided that at the time of the exchange the shares of the Acquired Fund were held as capital assets in the hands of the shareholders of the Acquired Fund.

Our opinion is based upon the accuracy of the certifications, representations and warranties and satisfaction of the covenants and obligations contained in the Reorganization Agreement, the Tax Representation Letters and in the various other documents related thereto. Our opinion may not be relied upon if any of such certifications, representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects.

Very truly yours,